11
PS&A Cotton Center courier.doc
7/3/02

                               PURCHASE AGREEMENT
                             AND ESCROW INSTRUCTIONS


      THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is entered into as of July 17, 2002, by and between, Dared 80, LLC, a Delaware limited liability company ("Seller"), and Bedford Property Investors, Inc., a Maryland corporation ("Bedford"), for the sale to Bedford of the Property (defined in Section 1.2.9) located in the City of Phoenix (the "City"), County of Maricopa (the "County"), and State of Arizona (the "State"). In consideration of the mutual covenants and agreements set forth in this Agreement Bedford and Seller agree as follows.

                                    ARTICLE 1
                            DEFINITIONS AND EXHIBITS

     1.1 Defined Business Terms. Each of the following business terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

          1.1.1     "Agreement Date" is the date first set forth above.

          1.1.2 "Closing" and "Closing Date" shall be twenty (20) days after the end of the Inspection Period (defined in Section 1.1.4) and shall be the date upon which the Deed (defined in Section 1.2.3) is recorded in the Official Records of the County. The parties shall attempt to Close Escrow on or before June 28, 2002.

          1.1.3     "Deposit" is Two Hundred Thousand Dollars ($200,000.00).

          1.1.4 "Inspection Period" means the period expiring at 6:00 p.m. San Francisco time thirty-five (35) days after the Agreement Date as extended pursuant to Section .4.2.

          1.1.5 "Purchase Price" is Twenty Four Million Three Hundred Five Thousand Dollars ($24,305,000.00)

     1.2 Other Defined Terms. In addition to the terms defined in Section 1.1 and elsewhere throughout this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

     1.2.1 "Broker" means CB Richard Ellis, located at 2415 East Camelback Road, Phoenix, AZ 85016-4290.

          1.2.2     "Code" means the Internal Revenue Code of 1986, as amended.

          1.2.3 "Deed" means the Special Warranty Deed in the form attached hereto as Exhibit D, conveying to Bedford title to the Real Property, Appurtenances and Improvements as provided in Section 8.3.1.

          1.2.4 "Environmental Laws" mean any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions, Hazardous Materials or medical waste.

          1.2.5 "Escrow" that certain Escrow opened with the Escrow Holder (defined in Section 1.2.6) with respect to this Agreement and the Closing of the sale of the Property, referencing Escrow Number 201-800-1414550

          1.2.6 "Escrow Holder" means the Title Company (defined in Section 1.2.13). The Deposit shall be held with Title Company in the State and Bedford consents to jurisdiction in the State for any dispute over the Deposit.

          1.2.7 "Hazardous Materials" means any substance, chemical, waste or other material which is listed, defined or otherwise identified as "hazardous" or "toxic" under any of the Environmental Laws, including, without limitation, formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum products or by-products, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos or any by-product of same.

          1.2.8 "Leases" mean all leases with Tenants (hereafter defined) in effect on the Agreement Date or which are executed subsequent to the Agreement Date in accordance with the provisions of Section 10.1.4, which are to be assigned to Bedford at the Close of Escrow.

          1.2.9       "Property"  means  all  of  the  items  referred   to   in
subparagraphs (a), (b), (c), (d) and (e) below:

               (a) Real Property. All that certain real property consisting of approximately 15.46 acres of land, , located in Maricopa County, Arizona, being all of the development commonly known as 4025 East Cotton Center Blvd. - Bldg. 1 and 4121 East Cotton Center Blvd. - Bldg. 2, Phoenix, Arizona, all as more particularly described in Exhibit A attached hereto (the "Real Property");

                 (b) Appurtenances. All rights, privileges and easements appurtenant to the Real Property, including, without limitation, (1) all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, (2) all development rights, air rights, water, water rights and water stock relating to the Real Property, (3) all other easements, rights-of-ways or appurtenances used in connection with the beneficial use and enjoyment of the Real Property, (4) all right, title and interest of Seller in and to any streets, alley, passages, and other appurtenances included in, adjacent to or used in connection with the Real Property, before or after the vacation thereof (all of which are collectively referred to as the "Appurtenances");

                (c) Improvements. All improvements and fixtures located on the Real Property, excluding any fixtures owned by Tenants, but including, without limitation, two buildings containing approximately 214,173 square feet of space, as well as all other improvements presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Real Property, along with all parking spaces located on the Real Property (all of which are collectively referred to as the "Improvements");

                (d) Personal Property. The personal property of Seller located on the Real Property and Improvements, including without limitation, the personal property described in Exhibit B attached hereto (the "Personal Property"); and

                (e) Intangible Property. All of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use and operation of the Real Property, Improvements and Personal Property, including, without limitation, (1) all entitlements and approvals, building permits, zoning approvals, variances, conditional use permits and any and all documents and work products relating thereto in which Seller has an interest; (2) all warranties or guaranties for the Improvements or Personal
Property; (3) all copyrights, logo designs, trademarks, trade names, service marks and all goodwill associated with the Real Property or the Improvements
(excluding the name and logo associated with "Allred Cotton Center"; (4) all other intellectual and intangible property used by Seller in connection with the Property , and (5) all contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Property, as defined below (all of which are collectively referred to as the "Intangible Property").

          1.2.10 "Survey" means a survey or updated survey of the Real Property, Appurtenances and Improvements to be provided by Seller not later than fifteen days after the Agreement Date. The Survey shall be prepared by a land surveyor and meet the "Survey Requirements" set forth on Exhibit C.

          1.2.11 "Survey Matters" mean any matters affecting title to the Property that are disclosed on the Survey.

          1.2.12 "Tenant" means each tenant under the Leases (collectively "Tenants").

          1.2.13 "Title Company" means First American Title Insurance Company, 4801 E. Washington Street, Suite 130, Phoenix, AZ 85034, Attention:
Carol Peterson FAX: (602) 685-7580, Phone: (602) 685-7560

          1.2.14 "Title Exceptions" means all of the exceptions to title (excluding the Title Company's preprinted standard exceptions) listed on the Title Commitment (defined in Section 4.1).

     1.3 Exhibits: Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

       Exhibit A   -  Legal Description
       Exhibit B   -  Description of Personal Property
       Exhibit C   -  Survey Requirements and Certificate
       Exhibit D   -  Special Warranty Deed
       Exhibit E   -  Bill of Sale, Assignment and Assumption
       Exhibit F   -  Due Diligence Materials
       Exhibit G   -  Form of Tenant Notice
       Exhibit H   -  Form of Tenant Estoppel Certificate
       Exhibit I   -  Financial Agreement
       Exhibit J   -  Caremark Parking Property
       Exhibit K   -  Siemens Lease
       Exhibit L   -  Broker's Letter
       Exhibit M      Holdback Escrow Agreement

                                    ARTICLE 2
                                PURCHASE AND SALE

      Seller agrees to sell the Property to Bedford, and Bedford agrees to purchase the Property from Seller, on all of the terms and conditions hereinafter set forth.

                                    ARTICLE 3
                                 FINANCIAL TERMS

      3.1 Purchase Price. The total Purchase Price for the Property shall be paid in cash to Seller at the Close of Escrow.

     3.2 Terms of Payment. Bedford shall pay the Purchase Price to Seller as follows:

          3.2.1 Deposit. Within two business days after the Agreement Date, Bedford shall deliver to Escrow Holder the amount of the Deposit in the form of a check drawn on a financial institution with offices located in Arizona and/or California, payable to Escrow Holder or by wire transfer of same day funds.

           3.2.2 Investment of the Deposit. Bedford may instruct the Escrow Holder to invest the Deposit in short-term, high-grade securities, interest bearing bank accounts, bank certificates of deposit, or bank repurchase agreements. All interest or other income thereon shall belong to Bedford and shall be remitted to Bedford as and when received by Escrow Holder, irrespective of the disposition of the Deposit itself.

           3.2.3 Application of the Deposit. The Deposit shall be non-refundable and the property of Seller only if, when, and after Bedford delivers to Seller and Escrow Holder all of the following: (i) the Title Notice (defined in Section 4.4), to the extent Bedford timely gave title and survey objections,
(ii) the Estoppel Notice, (defined in Section 11.1.4), and (iii) the Inspection Approval Notice (defined in Section 6.3). If any of the Title Notice, the
Estoppel Notice or the Inspection Approval Notice is not timely delivered or waived by Bedford, this Agreement shall be terminated and the Deposit returned to Bedford. If the sale of the Property is consummated, the Deposit shall be applied toward the Purchase Price. Until the expiration of the Inspection
Period, Escrow Holder shall release the Deposit to Bedford upon the sole instruction of Bedford and upon such release, this Agreement is terminated.

           3.2.4 Payment of the Purchase Price. On or before the Closing Date, Bedford shall deposit the balance of the Purchase Price with Escrow Holder. The amount required to be deposited hereunder shall be reduced by the amount of the Deposit and by all credits due Bedford under this Agreement, and increased by all items chargeable to Bedford under this Agreement. Any interest earned on said funds prior to the Closing Date shall be paid to Bedford.

           3.2.5 Holdbacks. The total maximum amounts of each of the following unsecured or unsatisfied obligations shall be held in Escrow from the Purchase Price to secure the payment of each obligation in accordance with the terms of this Agreement and with the terms of the Financial Agreement. Bedford and Seller shall execute and deliver to Escrow Holder at Closing, the Holdback Escrow Agreement attached hereto as Exhibit M to secure the following obligations of Seller: (i) the Initial Siemens TI Obligation (defined in Section 11.1.5), (ii) the Additional Siemens TI Obligation (defined in Section 11.1.5),
(iii) the Financial Agreement (defined in Section 11.1.7), (iv) the construction of the truck well required under Section 11.1.6 (unless Seller has satisfied such obligation), and (v) the payment of $374,202.52 as of June 20, 2002
(subject  to  adjustment  prior to Close of Escrow)  to  Tenant  Caremark  under
Section 11.1.8 (unless Seller has satisfied such obligation). The Holdback Escrow Agreement is merely a security for Seller's obligations under this Agreement. If at any time the amount reasonably calculated to pay for all such remaining obligations of Seller exceeds the amount in the Holdback Escrow by more than 5%, Seller shall deposit the balance needed to cover such obligations into the Escrow. Similarly, if there are excess sums in the Holdback Escrow Account more than 5% over the amount needed to cover the remaining obligations of Seller, Escrow Holder shall release to Seller the amount of such excess. If there are not sufficient sums in the Holdback Escrow Account to pay such Seller obligations, Seller shall be obligated to pay Bedford directly as the obligations come due. At such time as all of the Seller obligations have been satisfied, the balance in the Holdback Escrow shall be paid to Seller.

                                    ARTICLE 4
                                APPROVAL OF TITLE

     4.1 Title Commitment. Within five business days after the Agreement Date, Escrow Holder shall arrange for delivery to Bedford, a preliminary title report or commitment for an ALTA owner's policy of title insurance, covering the Property, issued by the Title Company, together with legible copies of all exceptions and matters of record referred to therein (said preliminary report or commitment, together with the materials referred to above shall be referred to as the "Title Commitment"). The Title Commitment shall indicate that Seller is the owner of the Property.

      4.2 Survey. At Seller's expense, Seller shall cause to be delivered to Bedford within fifteen days after the Agreement Date, an updated "as-built" Survey of the Property, prepared by a surveyor or civil engineer licensed in the State. If Seller takes longer than fifteen days to deliver the Survey, the Inspection Period shall be delayed day for day for each day over fifteen days. The Survey shall meet the Survey Requirements. The Survey shall be certified to Bedford and the Title Company (and such other persons as Bedford may direct within ten (10) days after the Agreement Date) with the certification form attached hereto as Exhibit C signed by the surveyor or engineer preparing the Survey.

      4.3 Title and Survey Review. Bedford shall have until the later of (i) five (5) business days after receipt of the Title Commitment or (ii) five (5) business days after receipt of the Survey, to notify Seller of any Title Exceptions or Survey Matters that are not acceptable to Bedford (all such items shall be referred to as "Title and Survey Objections"). The failure of Bedford to provide timely written notice of Title and Survey Objections shall be deemed disapproval of all Title Exceptions and Survey Matters.

      4.4 Seller's Right to Cure. Within three (3) business days after receipt of Bedford's notice of Title and Survey Objections if any, Seller shall provide written notice to Bedford and Escrow Holder as to which, if any, of the Title and Survey Objections Seller elects to cause to be removed of record, which election shall be in its sole discretion, ("Title Cure Notice") (the Title Exceptions and Survey Matters which Seller agrees to cause to be removed are the "Approved Objections"). Seller must cure all Title Exceptions and Survey Matters relating to deeds of trust, mortgages, liens or other encumbrances representing monetary liens (other than non-delinquent real property taxes), which can be removed by the payment of money ("Monetary Liens"). If Seller elects not to cure all Title and Survey Objections, then Bedford shall have the right, upon written notice to Seller, to acquire the Property subject to the Title and Survey Objections, except for the Monetary Liens, without any abatement in the Purchase Price. Within three business days of receipt of Seller's Title Cure Notice, Bedford shall provide Seller and Escrow Holder notice (the "Title Notice") of whether Bedford is electing to terminate this Agreement or acquire the Property subject to the terms noted above.

If Seller does not remove an Approved Objection or Monetary Lien by the Closing Date, Bedford shall have the right, as its sole remedy, upon written notice to Seller, to either: (1) cancel this Agreement and receive a refund of the Deposit and a reimbursement of all reasonable sums actually paid by Bedford to third parties in connection with its due diligence, inspections and testing of the Property (the "Due Diligence Costs") not to exceed twenty five thousand ($25,000) or (2) acquire title to the Property subject to such Approved Title
Objection or Monetary Lien and reduce the Purchase Price by the amount reasonably estimated by Bedford to remove or cure such Monetary Lien. In exercising its rights under the preceding sentence, Bedford shall have the right, but not the obligation, to adjourn the Closing Date for ten (10) days before making such an election.

      4.5 Permitted Exceptions. The Title Exceptions, Survey Matters and the Title Company's pre-printed standard exceptions, except for (i) any Approved Objections and (ii) the Monetary Liens are referred to herein as the "Permitted Exceptions." At or prior to Closing, Seller shall be entitled to record a Restriction of Record prohibiting the construction of any additional improvements that add to the total square footage of usable space of the Property, including but not limited to the construction of Mezzanine Space within any building without Seller's prior written consent. Seller agrees to either grant its consent to such additional square footage or record a release of such restriction in the event the City of Phoenix approves such additional square footage.

      4.6 Owner's Policy. At Closing, Seller shall cause the Title Company to issue to Bedford an ALTA Owner's Policy of Title Insurance (Form B, revised 10/17/70), which policy Bedford warrants Title Company will issue to Bedford, with extended coverage, in the amount of the Purchase Price, insuring that after the Closing, Bedford has fee simple title to the Property subject only to the Permitted Exceptions, together with a zoning endorsement and such other endorsements required by Bedford, with liability in the amount of the Purchase Price, and with the standard exceptions or provisions for mechanic's liens, coinsurance, creditor's rights, and mandatory arbitration omitted ("Title Policy"). Seller shall only be obligated to pay for the cost of standard owner's coverage, and Bedford shall pay the additional cost for the extended coverage requested by Bedford and any endorsements Bedford may elect to obtain. Bedford, to the extent it desires endorsements, shall be responsible for ordering and obtaining said matters on a timely basis and the failure of the Title Company to timely provide commitments relative to such matters shall not be deemed to extend Bedford's time period for review of such items.

                                    ARTICLE 5
                                     ACCESS

      5.1 Access to Information and Property. From and after the Agreement Date, Seller shall allow Bedford and its agents and consultants, continuing access during business hours, to (i) the books, financial reports, and records of Seller relating to the Property (excluding information concerning construction costs for the buildings and improvements comprising the Property, capital expenditures for the Property and land prices), (ii) all tenant files and correspondence relating to the Property and the Leases, and (iii) upon twenty-four (24) hours advance notice to Seller, and Seller's prior consent not to be unreasonably withheld and subject to Seller's right to have representatives accompany Bedford, to the Property. Bedford shall have no right to drill test wells or take soil borings without Seller's written consent, which Seller may condition upon such terms, conditions and undertakings as Seller, in its sole discretion may impart. To the extent Bedford desires to view any portion of the Property occupied by tenants, Bedford shall provide seventy-two
(72) hours advance notice (not including weekends or holidays) and subject to the provisions of the applicable Leases, Bedford shall be entitled to view such portions of the Property accompanied by representatives of Seller. Bedford agrees to indemnify and hold Seller harmless from any damage or injury to persons or property caused by Bedford or its agents or consultants during their entry and investigations prior to Closing, but Bedford shall not be responsible for any defects or contamination discovered as a result. This indemnity shall survive the termination of this Agreement or the Closing, as applicable, provided that Seller must give notice of any claim it may have against Bedford under such indemnity within twelve (12) months of such termination or the Closing Date, as applicable, if the claim involves damage to Seller's Property.

     5.2 Tenants and Vendors. Seller and its agents shall allow (and Seller hereby authorizes) Bedford to contact any or all of (i) the Tenants under the Leases, (provided, however, such contact with Tenant under the Leases shall not exceed one (1) contact and Seller shall be entitled to be present during such contact (ii) the contracting parties under any service contracts, (iii) the obligors under any warranties or guarantees relating to the Property, with respect to determining and verifying the precise terms and nature of their tenancies and contract rights, as the case may be. In addition, Seller shall afford Bedford access to all of Seller's Tenant correspondence files and other Tenant records with respect to the Property. Seller shall cooperate and lend prompt assistance to Bedford in making any such contact and in obtaining such information.

     5.3 Property Management Procedures. Seller shall allow and assist Bedford and its employees and agents in the observation and communication with the property manager of the Property for the purpose of affording Bedford the opportunity to gain familiarity with the operations and procedures for managing and operating the Property.

                                    ARTICLE 6
                          INSPECTION AND CONTINGENCIES

     6.1 Due Diligence Materials. Bedford hereby acknowledges prior receipt of all of the "Due Diligence Materials" set forth on Exhibit F attached hereto. Bedford shall be entitled to review and approve, in Bedford's sole discretion, the Due Diligence Materials.

     6.2 Inspection Period. As a condition to Bedford's obligation to purchase hereunder, Bedford shall be entitled to examine the Property, the Due Diligence Materials, Seller's business records and tenant files on the Property (as limited herein), and other economic, governmental, development and marketing feasibility, and physical studies and analyses as Bedford may require (the "Inspection Matters"). During normal business hours and on not less than 24 hours advance notice, Bedford shall have the right to inspect and copy Seller's business records, tenant files and other documents in Seller's possession relating to the Property which are not included in the Due Diligence Materials, excluding all records relating to construction costs for the buildings, capital expenditures and land prices. The examination, analyses and studies shall be completed during the Inspection Period. Bedford may disapprove any Inspection Matters in its sole and subjective discretion.

     6.3 Notice. Bedford shall provide Seller and Escrow Holder written notice of approval of the Inspection Matters (the "Inspection Approval Notice") prior to the expiration of the Inspection Period. This Agreement shall be deemed terminated on the expiration of the Inspection Period if Bedford does not timely provide the Inspection Approval Notice to Seller and Escrow Holder. Upon actual or deemed termination, the Deposit shall be returned to Bedford, and there shall be no further obligation on the part of either party, except those which specifically survive termination.

                                    ARTICLE 7
                          LEASES AND SERVICE CONTRACTS

     7.1 Existing Leases. Included with the Due Diligence Materials is a "Rent Roll" for the Property maintained in the ordinary course by Seller that reflects all current Leases at the Property. The Rent Roll includes a list of all Tenants under the Leases; the termination date of each Lease; the rent payable under each Lease; any renewal extension, or expansion options; and the security deposit, if any, posted by each Tenant as of the date indicated by the Rent Roll. Bedford shall be obligated, as part of its due diligence, to review the Leases and confirm the accuracy of the information set forth on the Rent Roll.

     7.2 Siemens Lease. Prior to Close of Escrow Seller shall use commercially reasonable efforts to enter into a triple net lease with Siemens Building Technologies, Inc. (the "Siemens Lease") which shall contain business terms substantially identical to those set forth in the form of Industrial Real Estate Lease attached hereto as Exhibit K. If Seller is unable after reasonable efforts to achieve the obligations of this Section 7.2 prior to the Close of Escrow, Seller shall be entitled to terminate this Agreement, in which case the Deposit shall be returned to Bedford and neither party shall have any further obligations hereunder, except those which specifically survive termination herein.

     7.3 Caremark Parking. The Lease with Tenant Caremark provides that Tenant has an option to require the landlord to provide an additional 100 parking spaces on property depicted on Exhibit J (the "Caremark Parking Property"). The Caremark Lease also provides for additional base rent to be paid by Caremark if it exercises the option to lease that parking (the "Parking Rent") as an increase in the Base Rent under the Caremark Lease. Upon such exercise, the landlord under the Caremark Lease is required to improve the Caremark Parking
Property with paving, striping and other improvements (the "Caremark Parking Improvements"). As part of the consideration of this Agreement, Seller hereby agrees to construct the Caremark Parking Improvements at its sole cost and expense. To the extent that Seller fails to timely commence and diligently complete construction of the Caremark Parking Improvements, Bedford shall be entitled to construct and complete such Improvements following ten (10) days written notice from Bedford to Seller and Seller's failure to continue with diligent construction and completion of the Caremark Parking Improvements within said ten (10) days. Seller shall reimburse Bedford for the reasonable out-of-pocket costs and expenses actually incurred by Bedford in completing the Caremark Parking Improvements to the extent it undertakes such matter following Seller's failure to comply with the provisions of this Section. Following completion by Bedford of the Caremark Parking Improvements and Bedford's receipt of lien waivers from all contractors, subcontractors and suppliers relative to construction of the Caremark Parking Improvements, all Parking Rent shall be retained by Bedford, until such time as Seller has reimbursed Bedford for the costs and expenses as required pursuant to this Section. Bedford shall pay to Seller Parking Rent that is actually received by Bedford from Caremark under the Caremark Lease within ten (10) business days of its receipt under the Caremark Lease, unless Bedford is entitled to retain the same pursuant to this Section. For purposes of the preceding sentence, Parking Rent received by Bedford shall be computed as follows: the total Base Rent received from Caremark shall be multiplied by a fraction, the numerator of which is the Parking Rent and the denominator of which is the total Base Rent then due under the Caremark Lease. In addition, to the extent Bedford collects additional rent from Caremark for taxes, insurance and maintenance of the Caremark Parking Property, Bedford shall reimburse Seller for the portion of such additional rent that relates to expenses paid by Seller. For example, if Seller pays the taxes on the Caremark Parking Property, the portion of additional rent collected by Bedford attributable to those taxes would be paid to Seller. To the extent requested by Seller, Bedford shall assign to Seller all rights to collect and receive the Parking Rent and Seller's portion of any additional rent for the lease of the Caremark Parking Property which shall entitle Seller to sue for collection of all unpaid amounts; Seller shall not be entitled to disrupt the Lease rights with Caremark pursuant to eviction or other actions, as part of its rights to recover amounts owing by Caremark for Parking Rent. The provisions of this Section are expressly made binding on the parties' successors and assigns.

     At or prior to Closing, Seller shall cause to be recorded Restrictions that run against the Caremark Parking Property reserving the use of the Caremark Parking Property for the Caremark Parking until such time as that right extinguishes. Such Restrictions shall be in form and content reasonably acceptable to Bedford and Seller and approved by Bedford and Seller during the Inspection Period. To the extent or in the event Bedford and Seller are not able to agree upon the form and content of the Restrictions on or before the Inspection Period, then either Bedford or Seller shall be entitled to terminate this Agreement, in which event the Deposit shall be returned to Bedford and neither party shall have any further rights or obligations hereunder except those that specifically survive termination. Bedford shall deposit with Escrow Holder, pursuant to the Holdback Escrow Agreement, a release of such restrictions, whereby Seller shall be entitled to have the release recorded by Escrow Holder if Bedford does not object to such release within ten (10) days after request by Seller.

                                    ARTICLE 8
                               ESCROW AND CLOSING

     8.1   Closing.   The Closing shall occur on the Closing Date set  forth  in
Section 1.1.2; provided, however, that Bedford shall have the right to elect to close prior to the Closing Date upon not less than three (3) business days written notice to Seller.

      8.2 Escrow. Within two business days after the Agreement Date, the parties shall deliver a fully executed copy of this Agreement to Escrow Holder. This Agreement shall constitute the joint escrow instructions of Bedford and Seller to Escrow Holder and upon the opening of escrow, Escrow Holder is authorized to act in accordance with the terms of this Agreement. Upon Escrow Holder's request, the parties shall execute such additional and supplementary escrow instructions as may be appropriate or required by Escrow Holder to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that if there is any conflict or inconsistency between such general provisions and this Agreement, this Agreement shall control.

      8.3 Seller Deliveries in Escrow. Prior to the Closing, Seller shall deliver to Escrow Holder for delivery to Bedford the following:

           8.3.1 Deed. The Deed, in the form attached hereto as Exhibit D, duly executed and acknowledged.

           8.3.2 Bill of Sale, Assignment and Assumption. The Bill of Sale, Assignment and Assumption, in the form attached hereto as Exhibit E (the "Bill of Sale, Assignment and Assumption"), duly executed, which conveys, transfers and assigns to Bedford all of the Personal Property, Intangible Property, Leases (hereinafter defined) and all security deposits.

          8.3.3 Rent Roll. An updated Rent Roll, which shall be attached to the Bill of Sale, Assignment and Assumption as an Exhibit. The updated Rent Roll shall contain the same categories of information as are provided in the Rent Roll that was included in the Due Diligence Materials.

           8.3.4 Inventory. A complete list of Personal Property owned by Seller and located on or used in connection with the operation of the Property, being conveyed to Bedford and certified by Seller as true and correct and containing no changes from the list of Personal Property attached hereto as Exhibit B, except as expressly provided in this Agreement. The updated list shall be attached to the Bill of Sale, Assignment and Assumption as an Exhibit.

           8.3.5 Seller's Certificate. A certificate executed by Seller, in form, scope, and substance reasonably satisfactory to Bedford, certifying that to Seller's actual knowledge, there have been no material changes in the information and data contained in the Due Diligence Materials delivered by Seller to Bedford, except for changes previously disclosed to Bedford in writing.

           8.3.6 FIRPTA Affidavit. Either (i) an affidavit from Seller, in form, scope and substance reasonably satisfactory to Bedford and Escrow Holder, reaffirming Seller's representation and warranty that it is not a foreign person under Section 1445, et seq., of the Code, or (ii) a withholding certificate issued by the Internal Revenue Service, pursuant to Section 1445(a)(4) of the Code and the regulations promulgated thereunder, which excuses Bedford from any withholding obligations under Section 1445 of the Code, or (iii) if Seller fails to deliver the affidavit described in clause (i) above or the withholding certificate described in clause (ii) above, a certificate, affidavit or other written evidence sufficient to establish that Bedford is not otherwise required to deduct and withhold a portion of the Purchase Price pursuant to the Code and the regulations promulgated thereunder in connection with the transactions contemplated herein.

           8.3.7 Owner's Affidavit. Such affidavits, other evidence of title, partnership agreements, certificates of partnership, corporate articles, by-laws, certificates of good standing, resolutions, consents, evidence of authority to enter into the transaction contemplated in this Agreement and the like from Seller and/or other third parties as may be required by the Title
Company, on or in forms required by the Title Company in order to issue the Title Policy (hereinafter defined) as specified in this Agreement.

           8.3.8 Tenant Notice. Written notice, in the form attached hereto as Exhibit G, duly executed by Seller or its agent, to the Tenants under the Leases at the Property informing them of the transfer of ownership of the Property.

           8.3.9      Closing  Statement.   Seller's  approval  of  the  closing
statement prepared by the Escrow Holder.

           8.3.10 Lease. The Financial Agreement (defined in Section 11.1.7) duly executed by Seller.

      8.4 Seller Deliveries to Bedford. Concurrently with the Closing, or as soon thereafter as possible, Seller shall deliver to Bedford the following (which at the request of Bedford shall be delivered to Bedford's on-site property manager) to the extent in Seller's actual possession and control and to the extent not previously delivered as part of the Due Diligence Materials:

          8.4.1 Leases and Contracts. Originals of all Leases and originals or copies of all correspondence and business files for Tenants under the Leases, excluding construction documents.

           8.4.2     Building Permits.  Originals or copies if originals are not
available,   of  building  permits  and  certificates  of  occupancy   for   the
Improvements and all Tenant-occupied space included within the Improvements.

           8.4.3 Plans. One complete set of the final as-built plans and specifications for the Improvements, certified by the architect and engineer for the design and construction of the Improvements.

          8.4.4 Records. Originals (if available, otherwise copies) of all licenses, warranties and guaranties received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements and any tenant improvements, environmental and engineering reports and studies, tax bills and other reports comprising a part of the Due Diligence Materials.

          8.4.5 Termination of Agreements. Written evidence satisfactory to Bedford of (i) termination of the existing property management agreement affecting the Property, executed by the parties thereto; and (ii) termination of the following service contracts within thirty-five (35) days after the Closing Date, provided Bedford gives written notice to Seller on or before Closing that such service contracts shall be terminated: (1) Janitorial, (2) Parking Lot Maintenance, (3) Landscaping maintenance, and (4) Pest control. Notwithstanding the thirty-five (35) day time frame to terminate such service contracts, Seller agrees to diligently attempt to cause such service contracts to be terminated as soon as possible following Closing. The two (2) service contracts relating to
(1) waste removal and (2) fire sprinkler inspection and maintenance will not be terminated at Closing, and shall be assumed by Bedford.

      8.5 Bedford Deliveries in Escrow. At or prior to the Closing Date, Bedford shall deliver to Escrow Holder for delivery to Seller the following:

           8.5.1 Funds. The funds required of Bedford under the terms of this Agreement.

           8.5.2 Bill of Sale, Assignment and Assumption. A counterpart of the Bill of Sale, Assignment and Assumption, duly executed by Bedford.

           8.5.3 Closing Statement. Bedford's approval of the closing statement prepared by the Escrow Holder.

           8.5.4 Authority. Evidence reasonably satisfactory to the Title Company of the power and authority of Bedford to enter into and consummate this Agreement.

     8.6 Other Documents. Seller and Bedford shall, prior to the Closing Date, execute any and all documents and perform any and all acts reasonably necessary or appropriate to consummate the purchase and sale pursuant to the terms of the transaction set forth in this Agreement, including but not limited to, the Holdback Escrow Agreement in form and substance reasonably acceptable to Seller and Bedford, for all cash and documents to be held by Escrow Holder pursuant to this Agreement. Such documents may include a closing statement reflecting all prorations, adjustments and closing costs, and escrow instructions for Closing, an agreement designating the Escrow Holder as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder, or such other documentation as the Title Company may reasonably require for the issuance of the Title Policy.

      8.7 Closing Costs. All closing costs or expenses of escrow shall be paid as follows:

           8.7.1 Title Insurance. Seller shall pay the title insurance premium for an ALTA Standard Owner's Policy of Title Insurance in the amount of the Purchase Price for the Property. Bedford shall pay the premium for the extended coverage and any endorsements as Bedford may request.

           8.7.2 Recording Fees. Seller shall pay the cost of recording the Deed.

          8.7.3 Transfer Taxes. Seller shall pay all state, county and city transfer taxes to convey the Property to Bedford from Seller, if any.

           8.7.4 Other. Bedford and Seller shall each pay one-half of the escrow fees charged by the Escrow Holder. Each party shall be responsible for its own attorneys' fees. Seller shall pay the cost to satisfy all Approved Title Objections and Monetary Liens, including any prepayment charges. If Bedford terminates this Agreement during the Inspection Period, Bedford shall pay for all title and escrow cancellation fees, if any.

      8.8 Prorations. All prorations and adjustments for the Property shall be made as of midnight of the day preceding the Closing Date, unless another date is mutually agreed in writing by the parties (the "Adjustment Date"). If the prorations and adjustments are found to be incorrect within twelve months after the Closing Date, Seller and Bedford agree to re-prorate or readjust the same accordingly. All prorations and adjustments shall be in cash as a cash credit or debit as follows:

          8.8.1 Taxes. Seller and Bedford shall prorate general real estate taxes and assessments payable for the current fiscal year as of the Adjustment Date.

           8.8.2 Rents. All rental payments, additional rents, common area maintenance charges, charges for taxes and insurance premiums or for the escalation of taxes and/or insurance, if any, and other charges payable under the Leases (hereinafter collectively referred to as the "Rents") in the month in which the Closing Date occurs shall be prorated as of the Adjustment Date regardless of whether such Rent has been paid to Seller. With respect to any Rent arrearages under the Leases as of the Closing Date, for rent applicable to any month prior to the month of Closing, such arrearages shall be treated as delinquent rent and if collected after the Closing Date shall be prorated as provided in Section 8.8.2 (ii).

                (i) Operating Expenses. Final proration of operating expenses which are not reimbursable by any present Tenant of the Property or any portion thereof shall not be prorated hereunder, to the extent that Seller is due a credit for having already paid such expense.

               (ii) Delinquent Rents. If, on the Adjustment Date, any Tenant at the Property is delinquent in the payment of any minimum or base monthly rents and/or its prorata share of Operating Expenses for any month other than the month of Closing (herein referred to as "Base Rent"), then any such delinquent Base Rent collected by Bedford after the Closing Date shall be successively applied to the payment of (i) Base Rent due and payable in the months succeeding the month in which the Closing Date occurs (through and including the month in which payment is made), which payment shall be retained by Bedford (ii) Base Rent due and payable in the month in which the Closing Date occurs, which payment shall be prorated as of the Adjustment Date and the portion due Seller shall be paid by Bedford to Seller and (iii) Base Rent due and payable in the months preceding the months in which the Closing Date occurs, which payment shall be promptly paid by Bedford to Seller.

                (iii) Collection Efforts. Bedford shall not be obligated to take any steps to recover any Rent arrearages. If Bedford collects any Rent arrearages that are to be prorated between the parties as provided in Section
8.8.2 and its subsections, Bedford shall be permitted to deduct reasonable and documented out of pocket third party costs of collection actually incurred by Bedford. Seller shall have the right to commence and prosecute legal actions against a Tenant for any delinquent Rent and other obligations arising or accrued prior to the Closing Date, provided that such suit, action or enforcement proceeding does not seek or cause a termination of the Lease with such Tenant, name Bedford in such action or exercise remedies under the Lease other than to seek monetary damages. Bedford and Seller shall each promptly pay to the other any amount due such party as a result of any proration required under Section 8.8.2 and its subsections. If such payments are not paid within twenty days after receipt of written demand, then all such amounts shall bear interest at a rate of ten percent per annum until such time as all such amounts are paid in full. The terms and conditions set forth in Section 8.8.2 and its subsections shall expressly survive the Closing Date.

          8.8.3 Prepaid Rents. Seller shall grant Bedford a credit equal to the amount of (i) all free rent, operating expense abatements as to expenses otherwise payable by the landlord under the Leases, and other rent concessions applicable after the Closing Date, and (ii) all prepaid Rents paid to Seller at or prior to the Closing Date by Tenants under the Leases or otherwise relating to the leasing and operation of the Property and other items of prepaid income relating to the Property.

           8.8.4 Security Deposits. Seller shall grant Bedford a credit equal to the amount of all security and other deposits (together with interest only if required under such Tenant's Lease or under applicable law) collected by Seller under the Leases. Seller shall not apply any Tenant's security deposit towards any past due rental or other sum due and owing by such Tenant under its Lease.

           8.8.5 Leasing Commissions and Tenant Improvement Costs. To the extent not satisfied by posting a security under the provisions of Section 11.1.5, 11.1.6, 11.1.7 or 11.1.8 or the Brokers Letter set forth as Exhibit L, Seller shall pay all leasing commissions and tenant improvement costs accrued in connection with any Lease executed on or before the Closing Date (excluding only leasing commissions attributable to expansion or extension options which are not exercised until after the Closing) or Bedford shall receive a credit therefor at Closing. Seller shall provide Bedford with copies of invoices or other reasonably satisfactory evidence of payment of such expenses that are the subject of reimbursement by Bedford or the subject of any security posted by Seller under the provisions of Sections 11.1.5, 11.1.7 or 11.1.8, together with copies of any lien releases required of Seller.

           8.8.6 Utilities. Except for charges for utilities metered directly to and payable directly by, Tenants at the Property, Seller shall be responsible for all utility services to the Property and payment therefor up to the Adjustment Date and Bedford shall be responsible for such utility services and payment therefor thereafter. Seller shall notify each utility company of the change in ownership. Final readings and final billings for utilities shall be made as of the Adjustment Date to the extent practical. If final readings and billings cannot be obtained as of Closing, the final bills, when received shall be prorated based upon the number of days Seller owned the Property in such final billing period.

           8.8.7 Service and Maintenance Contracts and Warranties. Seller shall be responsible for payment of all charges under any service contracts affecting its Property until the Closing Date. Seller shall pay all costs and expenses to terminate all terminable service contracts set forth in Section
8.4.6 above (including, without limitation, Seller's property management agreement). Bedford shall assume the non-terminable service contracts set forth in Section 8.4.6 above. Further, the roof service contract with Star Roofing which has been prepaid by Seller shall be assumed by Bedford and pro-rated as of the Closing Date. Seller shall pay the cost of transferring all warranties on the Property to Bedford, if any, but shall not be required to obtain confirmation or written consent to such transfers from any third parties.

           8.8.8 Preliminary Closing Statement. Seller and Bedford shall jointly prepare a preliminary Closing statement on the basis of the Leases and other sources of income and expenses and shall deliver such computation to the Escrow Holder prior to the Closing.

           8.8.9 Post-Closing Reconciliation. If any of these prorations cannot be calculated accurately on the Closing Date, then they shall be calculated or recalculated as soon after the Closing Date as feasible. Any sums owed by one party to the other as a result of the calculations shall be paid within ten business days.

                                    ARTICLE 9
                            CASUALTY OR CONDEMNATION

      9.1 Casualty. If any portion of the Property is damaged or destroyed prior to the Closing Date and (i) such damage or destruction is fully covered by Seller's insurance (except for the deductible amounts thereunder), (ii) the insurer agrees to timely pay for the entire cost of such repair, and (iii) the repair would cost less than $250,000.00, then this Agreement shall remain in full force and effect and Bedford shall acquire the Property upon the terms and conditions set forth herein. In such event, Bedford shall receive a credit against the Purchase Price equal to such deductible amount, and Seller shall assign to Bedford all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction. Otherwise, if any portion of the Property is damaged or destroyed prior to the Closing Date Bedford shall have the right upon written notice to Seller within thirty days after notice of such damage or destruction to (i) terminate this Agreement and receive a refund of the Deposit, or (ii) proceed with the purchase of the Property under this Agreement and receive an assignment of all of Seller's insurance policies and proceeds and a credit against the Purchase Price for the amount of any deductible and any insurance proceeds previously paid to Seller for such damage or destruction (except to the extent utilized by Seller for expenses associated with such damage or destruction. The failure of Bedford to provide such written notice shall be deemed an election to terminate. Bedford shall have the right to extend the Closing Date for thirty days to evaluate the scope of the damage and available insurance under Seller's insurance policy.

     9.2 Condemnation. If any portion of the Property is taken by condemnation prior to the Closing Date, Bedford shall have the right, upon written notice to Seller within thirty days after receipt of notice of such taking, to terminate this Agreement and receive a refund of the Deposit. The failure of Bedford to provide such written notice shall be deemed an election to terminate. Bedford shall have the right to extend the Closing Date for thirty days to evaluate the scope of the taking and available condemnation proceeds. If Bedford does not elect to terminate this Agreement as provided above, the parties shall proceed to close under the terms of this Agreement and Seller shall assign to Bedford at the Closing Date the proceeds of the condemnation award.

                                   ARTICLE 10
                               COVENANTS OF SELLER

     10.1 Operation of Property. Prior to the Closing Date, Seller will operate the Property subject to the following provisions and limitations:

           10.1.1 Maintenance and Repair. Seller shall continue to operate and maintain the Property consistent with the present business and operations thereof. It is the intention of the parties hereto that the general operations of the Property shall not be changed between the date hereof and the Closing Date.

            10.1.2 Compliance with Law. Seller shall comply with all warranties, guarantees, licenses, and contracts, ordinances and laws (collectively "Legal Requirements") pertaining to the Property. Provided, however, Seller shall not be required to expend more than $5,000 to comply with any Legal Requirements unless Seller had actual knowledge of such violation following the Agreement Date.

          10.1.3 Compliance with Leases. Seller shall comply with all of the terms and conditions of the Leases.

          10.1.4 New Leases and Contracts. Without the prior written consent of Bedford, not to be unreasonably withheld, conditioned or delayed, Seller shall not (i) modify or amend any of the Leases; (ii) extend or grant any concessions with respect to any of the Leases, or accept any prepayment of rent under the Leases other than one month in advance; (iii) enter into any new lease or extend any existing lease for space at the Property; (iv) enter into any new service, supply, maintenance or other contract pertaining to the Property or the operation of the Property, which contract is not cancelable at the Closing; (v) purchase, lease or contract to purchase or lease new items or equipment or inventory  with  respect to the Property other than in the  ordinary  course  of business; (vi) remove existing items of equipment or other personal property, other than in the ordinary course of business, provided, however, that any items removed shall be replaced with personal property of like kind and quality; or
(vii) alter or contract for the alteration of any existing improvements or construct or install or contract for the construction or installation of any new improvements other than tenant improvement work in connection with the Leases. Any new leases entered into with Bedford's prior written consent as herein provided ("Approved New Leases") shall thereafter be deemed to be a part of the "Leases" as defined in this Agreement, and any existing Leases which by their terms expire or which are terminated with the prior written consent of Bedford prior to Closing shall no longer thereafter be deemed to be a part of the Leases. Any request for consent by Bedford to any matter covered under this Section shall be made in writing to Bedford and shall include a reasonably detailed description of the matter, including in the case of any new Lease the financial condition of the proposed Tenant, the configuration of the space to be leased, the amount of any leasing commission and the type and cost for tenant improvements. Bedford shall approve or reject each such matter (providing specific written objections in the event of a rejection) within five days of receipt of a request for approval. Bedford's failure to provide an objection within the five day period shall be deemed approval of the matter.

           10.1.5 TI Construction Contracts. Any construction contracts for tenant improvement work under any Approved New Leases shall be subject to the prior written approval of Bedford, such approval not to be unreasonably withheld or delayed; Bedford's failure to provide an objection within a five (5) day period shall be deemed approved.

           10.1.6 Notices. Seller shall give immediate notice to Bedford in the event Seller receives notice or obtains knowledge of (i) the default of any party, or event which with the passage of time or giving of notice, or both, may constitute a default, pursuant to the Leases; (ii) any notice that a Tenant at the Property has or may file bankruptcy or otherwise seek protection under any insolvency laws; (iii) the violation of any law, ordinance or regulation relating to the Property; (iv) notice of cancellation or default pursuant to any policy of insurance relating to the Property; (v) the taking or threatened taking of the Property or any portion thereof by eminent domain; (vi) any casualty relating to the Property; or (vii) the filing or threat to file an action, claim or proceeding in any court or administrative agency against Seller which may materially affect the Property.

           10.1.7 Payments. Seller has paid, or will pay in full prior to Closing Date, all bills and invoices for labor, goods, materials and services of any kind relating to the Property, utility charges (not payable by Tenants) with the exception of insignificant expense items, the non-payment of which will not result in a lien on the Property, and which items Seller agrees to pay in a timely fashion after Closing Date. Any alterations, installations, decorations, and other work required to be performed under the agreements affecting the Property have been, or will by Closing be, completed and are, or will be, paid in full or within the time frame required under the applicable construction contract. Any leasing brokerage fee or similar commission that is or will become due and payable in connection with any Lease at the Property prior to the Closing Date has been or will be paid by Seller prior to Closing Date.

           10.1.8 Debt Service. Seller shall make all payments of principal and interest required to be made prior to the Closing Date under any deed of trust encumbering the Property.

      10.2 Maintenance of Insurance. Seller currently maintains casualty insurance for the Property. Such insurance provides for one hundred percent replacement cost coverage with a deductible not greater than $10,000.00, and coverage for loss of rents for at least twelve months. Seller agrees to maintain such insurance (or comparable insurance) until the Closing Date.

                                   ARTICLE 11
                         CONDITIONS PRECEDENT TO CLOSING

      11.1 Bedford's Conditions. Anything in this Agreement to the contrary notwithstanding, Bedford's obligation to acquire the Property and to perform its other covenants and obligations prior to Closing shall be subject to and contingent upon the satisfaction of the following conditions precedent:

           11.1.1 Approval of the Property. By the end of the Inspection Period, Bedford shall provide the Inspection Approval Notice. The failure of Bedford to provide the Inspection Approval Notice within said time period shall be deemed disapproval, this Agreement shall be terminated, and the Deposit returned to Bedford.

           11.1.2 Title Policy. The irrevocable commitment by the Title Company to issue the Title Policy, together with all endorsements, in the form of the proforma Title Policy approved by Bedford and previously committed by Title Company during the Inspection Period.

          11.1.3 No Changes. The physical condition of the Property shall be substantially the same on the Closing Date as on the Agreement Date, reasonable wear and tear and any change due to the construction of tenant improvements with respect to the Caremark or Siemens Leases excepted. As of the Closing Date there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing Date would materially adversely affect the value of the Property or the ability of Bedford to operate the Property in the manner it is currently being operated. As of the Closing Date no proceedings shall be pending or threatened which could cause any adverse modification of the zoning classification of, or of any building or environmental code requirements applicable to the Property, or any portion thereof.

          11.1.4    Estoppels.

               (a)    Tenants.   Bedford's  review  and  approval  of   estoppel
certificates from the Tenants. Seller shall request that all Tenants complete and sign Tenant Estoppel Certificates in substantially the form attached hereto as Exhibit H and, if requested by Bedford, shall also request that Tenants execute a Subordination and Non-disturbance Agreement ("SNDA"). Seller shall prepare the draft estoppel certificates and provide them to Bedford for its review within five business days after the Agreement Date. Bedford shall provide any comments to Seller within five days of receipt of the draft estoppel certificates, and at that time shall supply the applicable SNDA's, if any, and failure to timely provide comments shall be deemed Bedford's approval of the draft estoppel certificates. Said estoppel certificates shall be dated no earlier than forty-five days prior to the Closing Date. Seller agrees to request each Tenant to execute and deliver its estoppel certificate and SNDA as soon as possible after the date hereof, and Seller agrees to use its reasonable efforts to obtain all such estoppel certificates and SNDAs. Notwithstanding Sellers' agreement to present such form of Tenant Estoppel Certificates, Bedford acknowledges that the leases with the tenants do not require the tenants to provide Bedford's form estoppel. Therefore, the actual estoppels may be provided in accordance with the terms under the Tenant's Lease, and Bedford agrees to accept commercially reasonable forms of tenant estoppel, and agrees to reasonably approve all matters disclosed therein.

               (b) Others. Bedford's review and approval of estoppel certificates, such approval to not be unreasonably withheld from all parties to any covenants, conditions and restrictions and all reciprocal easement agreements or other similar agreements affecting the Property. Said estoppel certificates shall be dated no earlier than forty-five (45) days prior to the Closing Date. Seller agrees to request each other party to execute and deliver its estoppel certificate as soon as possible after the date hereof, and Seller agrees to use its best efforts to obtain all such estoppel certificates.

               (c)   Approval.   Seller shall provide original  signature,  duly
executed  estoppel  certificates from all Tenants, and from all  declarants  and controlling  parties  and  associations  under  any  covenants,  conditions  and restrictions of record and any reciprocal easements and other similar agreements, to the extent additional estoppel certificates from parties other than Tenants are required. Not later than five (5) days after receipt by Bedford of all of the required estoppels, Bedford shall provide to Seller and Escrow Holder written notice (the "Estoppel Notice") of its approval or disapproval of the estoppels, which approval shall not be unreasonably withheld. To the extent Bedford is not able to obtain all required estoppel certificates and/or SNDAs, Bedford, as its sole remedy, shall be entitled to terminate this Agreement and receive a refund of the Deposit. Thereafter, neither Seller nor Bedford shall have any further rights or obligations hereunder, except those that specifically survive termination. If Bedford fails to terminate this Agreement relative to the foregoing provision, such matters shall be deemed accepted and/or waived by Bedford. Seller may terminate this Agreement upon failure of Bedford to timely provide the Estoppel Notice.

           11.1.5 Lease Status. On the Closing Date, there shall not exist any material default by any Tenant under the Leases. Prior to the Closing Date Seller and Siemens shall have entered into the Siemens Lease. Seller shall have
(i) completed and paid for all of the tenant improvements required for the approximately 24,000 square feet of office space under the Siemens Lease, (ii) paid Siemens the $1.00 per square foot moving allowance contemplated in the Siemens Lease, (iii) paid all leasing commissions owed under the Siemens Lease except as covered by the Brokers Letter below, and (iv) assumed or paid Siemens existing lease obligations as set forth in the Siemens Lease (collectively the "Initial Siemens TI Obligation") or shall provide Bedford with security adequate to insure full payment of all unpaid portions of the Initial Siemens TI Obligation through the Holdback Escrow Agreement. If the unpaid portions of the Initial Siemens TI Obligation are withheld in Escrow, payment of the costs of the Initial Siemens TI Obligation will be made through Escrow by Bedford certifying that Seller did not pay some or all of the Initial Siemens TI Obligation. The Siemens Lease provides that Siemens must lease an additional portion of the Improvements prior to a time certain (the "Must Take Space"). The Must Take Space will be 40,884 square feet less the square footage on which Siemens initially pays rent. Siemens can elect what portion of the Must Take Space will be office, for which the tenant improvement allowance is $25.00 per square foot, and what portion will be warehouse, for which the tenant improvement allowance will be $3.00 per square foot. At that time, an additional lease commission obligation may be owed. The applicable brokers (the "Leasing Brokers") entitled to such commission shall execute an acknowledgement in the form attached hereto as Exhibit L (the "Brokers Letter"), providing that the Leasing Brokers will look solely to Seller with respect to the collection of such commissions due the Leasing Brokers for the Must Take Space and under the Siemens Lease including the effect of any early termination provisions. The Siemens tenant improvements on the Must Take Space (the "Additional Siemens TI Obligation") shall be paid by Seller. Seller shall provide Bedford with security adequate to insure full payment of the Additional Siemens TI Obligation, as set forth above, with the tenant improvements being initially computed at $25.00 per square foot of the Must Take Space. At such time as Siemens elects how much warehouse space it will require, if any, the security for the Additional Siemens TI Obligation will be reduced, as applicable, to reflect the lower maximum tenant improvement costs. The actual square footage of the space in the Siemens Lease and the Must Take space shall be used for purposes of this Section (the numbers shown herein being the present best estimate) and if actual numbers are not known at Close of Escrow the parties shall use the numbers herein unless there are more accurate numbers available to which the parties can agree, acting in good faith.

     If Seller has not completed and paid for the tenant improvements referenced in subsection 11.1.5 (i), above, prior to the Closing, Seller shall use commercially reasonable efforts to timely complete such improvements according to the applicable plans and specifications. In doing such work, Seller shall require all contractors to maintain usual and customary insurance naming Bedford as an additional insured, shall keep the Property free from mechanic's liens, and shall take commercially reasonable efforts to minimize the disruption to existing Tenants. Seller shall be entitled to reimbursement for the costs of such work, not to exceed $25.00 per square foot, from the Holdback Escrow as follows. Seller shall give written Notice (the "Request Notice") to Escrow Holder and Bedford of request for payment for the tenant improvements ("Request") along with appropriate documentation, including invoices and lien releases. Unless Bedford objects to such Request by Notice in writing to Seller and Escrow Holder within five (5) business days after receipt by Escrow Holder and Bedford of the Request Notice, Escrow Holder shall disburse to or for the benefit of Bedford the amount so requested as stated in the Request Notice. If Bedford does object, the resolution mechanism in the Holdback Escrow Agreement shall apply.

     Bedford will construct any Siemens tenant improvements in connection with the Must Take Space. Upon Siemens election as to some or all of the Must Take Space, Bedford shall receive from the Holdback Escrow $25.00 for each square foot of office and $3.00 for each square foot of warehouse space leased. For example, if Siemens elects to lease 8,000 square feet of the Must Take Space, of which 3,000 square feet is office and the balance is warehouse, Bedford would receive $90,000 from the Holdback Escrow ($3 * 5,000 + $25 * 3,000). All costs of constructing the tenant improvements for the Must Take Space would be paid by Bedford.

           11.1.6 Truck Well. Seller, at its expense, shall have completed the installation of the truck well roll-up door and the drive-in door on the Property, as required under the Siemens Lease, or shall provide security as set forth in Section 11.1.5, above.

          11.1.7 Seller's Financial Agreement. Seller shall have executed and delivered to Escrow two copies of a Financial Agreement in the form of
Exhibit I hereto (the "Financial Agreement"). Seller shall provide Bedford with adequate security for the reasonably anticipated maximum total amount of all of Seller's payment obligations under the full term of the Financial Agreement computed as of the Closing Date and assuming Siemens does not take any of the Must Take Space prior to the expiration of the term of the Financial Agreement. Such security shall be as set forth in Section 11.1.5, above.

          11.1.8 Caremark Security. Seller shall have reimbursed Caremark the $374,202.52 tenant allowance set forth in Section 12.1.3 (x), or to the extent all of such tenant allowance has not been paid to Caremark, Seller shall provide Bedford with adequate security for subsequent payment by Seller of such amount to Caremark as it becomes due under the Caremark Lease. Such security shall be as set forth in Section 11.1.5 above.

          11.1.9 Representations and Warranties and Full Performance. All representations and warranties of Seller shall be true, accurate and complete as of the Closing Date, and all covenants and agreements of Seller to be complied with or performed prior to or at Closing shall have been complied with and/or performed.

          (i) As to any of the representations or warranties in this Agreement that are based on Seller's knowledge, if after the Agreement Date and prior to the Closing, Seller obtains knowledge for the first time that any of such representations or warranties is incorrect or inaccurate in any material respect, then Seller shall give notice thereof to Bedford by 5:00 p.m. MST on the date that is three (3) business days immediately following the date on which Seller obtains knowledge of such incorrectness or inaccuracy. Upon giving such notice, Seller's representations and warranties in this Agreement shall be deemed modified to the extent described in the notice.

          (ii) If Seller gives Bedford notice as provided above of the modification of any of Seller's representations or warranties, Bedford shall have until 5:00 p.m. MST on the date that is three
               (3) business days immediately following the date on which Bedford received Seller's notice, to give Seller notice of Bedford's objection to such modifications provided Bedford reasonably determines and gives notice to Seller that the new facts or conditions disclosed by such modifications could have a material negative financial impact on Bedford's proposed purchase of the Property, but only if Bedford had no knowledge of such facts or conditions prior to the end of the Inspection Period and such facts were not caused by Bedford or Bedford's agents, employees or contractors. If Bedford delivers the objection notice within the time provided, Seller and Bedford shall proceed to negotiate in good faith to resolve such objections; however, Seller shall have no obligation to pay any monies or incur any liabilities or obligations to accomplish such resolution. If Bedford's objections are not resolved by 5:00 p.m. MST on the date that is three (3) business days immediately following the date on which Seller receives notice of Bedford's objections (the "Resolution Deadline"), then Bedford may terminate this Agreement by given notice of such termination to Seller and to Escrow Holder by 5:00 p.m. MST on the date that is three (3) business days immediately following the Resolution Deadline.

          (iii) None of the foregoing shall be applicable if an intentional act of Seller has caused the representation or warranty to be incorrect or inaccurate.

      11.2. Failure of Satisfaction of Conditions. Except as otherwise provided above, if any one or more of the matters referred to in each of the subsections of Section 11.1 has not been approved or waived in writing by Bedford, or deemed waived by Bedford, on or before the date set forth therein for each condition precedent, then such condition precedent shall be deemed unsatisfied, the Deposit shall be returned to Bedford, this Agreement hereby terminated, and neither party shall have any further liability or obligation hereunder (except those which specifically survive termination).

                                   ARTICLE 12
                          REPRESENTATIONS & WARRANTIES

      12.1 Seller Warranties. Seller hereby represents and warrants to Bedford as follows (each of which representations and warranties is true and correct on the date hereof and will be true and correct on (and restated as of) the Closing Date, and each of which shall survive the Closing Date):

          12.1.1    Entity.  With respect to Seller and its business:

                (i) Authority. Seller has all necessary power and authority to own, use and transfer its properties (including the Property) and to transact the business in which it is engaged, and holds all licenses and permits necessary and required therefore, and has full power and authority to enter into this Agreement, to execute and deliver the documents required of Seller herein, and to perform its obligations hereunder.

               (ii) Approvals. Seller is duly authorized to execute and deliver and perform this Agreement, any other related documents and instruments and the transaction contemplated hereby or incidental hereto without any other approval or consent from any other party; and this Agreement and the other documents required of Seller hereunder shall be binding on and enforceable against Seller.

               (iii)     FIRPTA.  Seller is not a foreign person or entity under
Section 1445 of the Code.

           12.1.2     Title.   With respect to the Property  and  the  ownership
thereof:

                (i) Real Property. Based solely on a title report for the Property, Seller is the owner of marketable fee simple title to the Property.

               (ii) Personal Property. Seller, upon Closing, will be the owner of good title to all Personal Property free and clear of any and all liens, security interests, conditions, restrictions, agreements, encumbrances and the like, whether filed or not.

           12.1.3 Leases. The list of the current Leases set forth in the Rent Roll is true and correct as of the Agreement Date. Except for the Leases, there are no other leases, licenses or other agreements providing a party any right of occupancy of the Property which would become an obligation of Bedford after the Closing Date. With respect to the Leases:

                (i) To Seller's actual knowledge, each Lease has been duly and validly executed and delivered by the parties thereto and is in full force and effect.

                (ii) To Seller's actual knowledge, there has been no assignment or subletting of the Tenant's interest under any Lease or release of any guarantor of the Tenant's obligations except as specifically provided in the Rent Roll.

                (iii) The copy of each Lease delivered by Seller to Bedford is true and accurate and is unmodified except as set forth in any amendments delivered to Bedford. There are no understandings, oral or written, between the parties to the Lease which in any material manner vary the obligations or rights of either party.

                (iv) Seller has not received any written notice of default by Seller under any Lease and to Seller's actual knowledge; there is no default by a Tenant under a Lease, except as shown in the Rent Roll.

                (v) Except as set forth in each Lease, no Tenant has a right of refusal, option right or other right to purchase all or any portion of a Property.

                (vi) The amount of any security deposit held by or for the benefit of Seller under each Lease or any extension or expansion of any Lease is set forth on the Rent Roll and in the Lease with such Tenant.

                (vii) No rent under any Lease has been paid for more than thirty (30) days in advance.

                (viii) All leasing commissions for the Leases, including commissions (a) that would be owed in the event early termination provisions are not exercised and (b) for extensions or expansions of the Leases in effect as of the Agreement Date, including the taking of the Must Take Space, will have been paid at the Closing or will be the sole obligation of Seller. Seller shall provide a Broker Letter in the form attached hereto as Exhibit L confirming that Bedford will not be responsible for any such commissions.

               (ix) Seller has no actual knowledge or written notice of: (a) any Tenant of the Property under any Lease intending to vacate premises leased by such Tenant prior to the termination of its Lease; (b) any right of offset against rent claimed by any Tenant of the Property; (c) any assertion by any Tenant of the Property of rights to improvements; or (d) the filing of any petition under the bankruptcy law or state insolvency laws or laws for the reorganization of debtors by any Tenant or its creditors.

                (x) There are no free rent, operating expense abatements, incomplete tenant improvements, rebates, allowances or other unexpired concessions or any termination, extension, cancellation or expansion rights under any existing or pending Lease, except the Lease with Caremark, Inc., which provides for a right to expand its parking, and except for a current unused balance of the tenant allowance in the amount of $374,202.52 (subject to adjustment as provided in Section 3.2.5 above) which will be owing when properly requested by the Tenant under the Caremark Lease.

            12.1.4      Service  Contracts.   There  are  no  service,   supply,
maintenance, leasing or management agreements affecting the Property or the operation of any part thereof, that will survive the Close of Escrow which are not cancelable upon a minimum of thirty (30) days prior written notice.

           12.1.5 Other Contracts. There are no written or oral: (i) leases or conditional sales agreements for any of the Personal Property; (ii) sign agreements or licenses; or (iii) other commitments or agreements incidental to the management, operation, leasing or ownership of the Property except the Leases and the service contracts.

           12.1.6 Litigation. To Seller's actual knowledge, there is no litigation, claim, audit, action, or proceeding pending affecting the Property in any manner. To Seller's actual knowledge, there is no threatened litigation, claim, audit, action, or proceeding by any public board or body, any governmental or administrative agency or instrumentality, any Tenant, or by any other person or entity affecting the Property in any manner.

           12.1.7 Condemnation. To Seller's actual knowledge, there is no pending or, to the Seller's actual knowledge, threatened condemnation, environmental, zoning or other land-use regulation proceeding against the Property or any portion thereof. Seller has no actual knowledge or notice of any public request, plans or proposals for changes in access or other municipal improvements that may affect the Property or result in a tax, levy or assessment against the Property or otherwise detrimentally affect the use, operation or value of the Property.

           12.1.8 Utilities. To Seller's actual knowledge, the Property is served by all utilities necessary for the operation thereof and such utilities are adequate with respect to service and capacity for the operation thereof. To Seller's actual knowledge, all billed utility charges payable by Seller with respect to the Property have been paid and no utility is making any claims for any due or past due statements.

           12.1.9 Zoning and Violations. To Seller's actual knowledge, the Property is zoned to permit the operations of the Improvements in accordance with their current use as of the date hereof, and to Seller's actual knowledge, the present use and operation does not constitute a non-conforming use and is not subject to a variance. Seller has no actual knowledge or written notice of any alleged violation of any fire, zoning, building, or health law, regulation or ruling, whether federal, state or local, or of any other alleged violation of law which affect the Property.

          12.1.10 Defects. To Seller's actual knowledge, there are no material physical or mechanical defects at the Property, including, without limitation, the structural and load-bearing components of the Property, the roof(s), the parking lot(s), the plumbing, drainage, heating, air conditioning, electrical, mechanical and life safety systems, and all such items are in good operating condition and repair. To Seller's actual knowledge, no part of any of the Improvements on the Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Property.

            12.1.11   Environmental.   With  respect  to  environmental  matters
affecting the Property and based solely upon and except as otherwise provided in the Phase I Environmental Report delivered by Seller to Bedford:

                (i) To Seller's actual knowledge, the Property is not in violation of any of the Environmental Laws. Neither Seller, nor to Seller's actual knowledge any third party, has engaged in any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under or in the Property, or transported any
Hazardous Materials to, from or across the Property in violation of the Environmental Laws. Seller has not given notice to any Tenant regarding any such activity.

                (ii) To Seller's actual knowledge, no Hazardous Materials have been constructed, deposited, stored, or otherwise located on, under or in the Property by Seller or to Seller's actual knowledge by any third party, including, without limitation, any Tenant at the Property, in violation of the Environmental Laws.

                (iii) Seller has not received any written notice nor to Seller's actual knowledge have any Hazardous Materials migrated from other properties upon or beneath the Property.

                (iv) To Seller's actual knowledge, there are no underground storage tanks at the Property.

           12.1.12   Geological.   To Seller's actual  knowledge,  there  is  no
adverse geological or soil condition affecting the Property.

            12.1.13   Liens.   To  Seller's  actual  knowledge,  there  are   no
mechanic's, materialman's or similar claims or liens claimed against the Property for work performed or commenced on the Property.

           12.1.14 Compliance. To Seller's actual knowledge, the Property and all improvements thereon, including the Improvements, and to Seller's actual knowledge, the use and operation thereof, are and will be at the Closing in compliance with all applicable laws, ordinances, rules and regulations. Seller has not received from any insurance company or Board of Fire Underwriters any written notice of any defect or inadequacy in connection with the Property or its operation.

           12.1.15 Licenses, Permits and Entitlements. To Seller's actual knowledge, none of the Improvements constructed pursuant to any development agreement, variance, conditional use permit or similar waiver of applicable zoning laws, has any conditions precedent or subsequent to development approvals remaining to be performed by Seller or any owner with respect to such Improvements. Seller has not entered into any pending commitment or agreement, nor to Seller's actual knowledge has its predecessor entered into such a commitment or agreement, with a governmental agency with respect to the Property.

           12.1.16 Taxes and Assessments. To Seller's actual knowledge, there is no (i) proposed increase in the assessed valuation of the Property (except pursuant to the transaction contemplated hereby and annual increases in real property taxes permitted under applicable law), or (ii) to Seller's actual knowledge and except as disclosed in the Title Commitment, any existing or proposed assessment that has or may become a lien on the Property.

           12.1.17 Extent of Representations and Warranties. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Bedford, the phrase "to Seller's actual knowledge", "to the best of Seller's knowledge", "Seller has no actual knowledge or notice" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of David Allred and Rob Epstein, the Executive Vice President of Dared 80, LLC and an employee of Seller's Property Manager respectively, without any obligation on their part or Seller's part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other person or to search, examine any files, records, books, correspondence and the like. Seller represents and warrants that David Allred and Rob Epstein are the parties among Seller's employees, officers, members or agents who are most knowledgeable about the Property.

      12.2 Bedford Warranties. Bedford hereby represents and warrants to Seller as follows (each of which representations and warranties is true and correct on the date hereof and will be true and correct on (and restated as of) the Closing Date, and each of which shall survive the Closing Date):

          12.2.1 Authority. Bedford has all necessary power and authority to own, use and transfer its properties (including the Property) and to transact the business in which it is engaged, and holds all licenses and permits necessary and required therefore, and has full power and authority to enter into this Agreement, to execute and deliver the documents required of Bedford herein, and to perform its obligations hereunder. This Agreement and all instruments, documents and agreements to be executed by Purchaser in connection herewith are or when delivered shall be duly authorized, executed and delivered by Purchaser and are valid, binding and enforceable obligations of Purchaser, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

           12.2.2 Approvals. Bedford is duly authorized to execute and deliver this Agreement and all documents and instruments and the transaction contemplated hereby or incidental hereto without approval or consent from any party.

           12.2.3 Survival. The foregoing representations and warranties of Bedford shall be true and correct in all respects on and as of the date hereof. If Bedford becomes aware of any change in the statements set forth above after the date hereof (whether arising before or after the date hereof), Bedford will give prompt notice to Seller. The representations, warranties, and covenants set forth above (as they may be amended by Bedford's notice of change) shall survive the Closing. Bedford shall defend, indemnify and hold Seller harmless for, from and against any claims, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising from a breach or default by Bedford under the representations, warranties and covenants herein contained including, but not limited to the falseness, inaccuracy or incompleteness thereof.

                       ARTICLE 13 [INTENTIONALLY OMITTED]

                                   ARTICLE 14
                               LIQUIDATED DAMAGES

      14.1 BEDFORD'S LIQUIDATED DAMAGES. THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTIONS OF DAMAGES TO BE SUFFERED BY SELLER IN THE EVENT BEDFORD DEFAULTS UNDER THIS AGREEMENT AND THE CLOSING DOES NOT OCCUR AS A RESULT, AND THEY HEREBY AGREE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF SUCH A BREACH WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO DETERMINE. ACCORDINGLY, THE PARTIES AGREE THAT LIQUIDATED DAMAGES IN THE AMOUNT OF THE
DEPOSIT THEN MADE UNDER THIS AGREEMENT, ARE AND WILL BE REASONABLE. IN THE EVENT OF SUCH DEFAULT AND FAILURE TO CLOSE, SELLER'S SOLE RECOURSE SHALL BE TO RECEIVE SUCH LIQUIDATED DAMAGES, AND BEDFORD SHALL HAVE NO ADDITIONAL LIABILITY WHATSOEVER.

     INITIALS: Seller: _/s/ DA___       Bedford: __/s/ DK_____

      14.2 SELLER DEFAULT. If the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement due to circumstances or conditions which constitute a default by Seller, Bedford may elect as its sole remedy to either: (i) terminate this Agreement, in which event the Escrow shall be cancelled, the Deposit shall be returned to Bedford, Seller shall reimburse Bedford for its reasonable out of pocket due diligence costs actually paid to third parties not to exceed twenty five thousand ($25,000), and thereafter both parties shall be released from any further liability hereunder except for the payment of any Escrow termination fees, or (ii) sue for specific performance of this Agreement. Bedford shall elect one of the foregoing remedies within ten (10) days after the scheduled Close of Escrow. In the event of a failure to file an action for specific performance within such 10-day period, Bedford shall be deemed to have elected to pursue the remedy set forth in clause (i). To the extent Bedford elects to close, any representation, warranty or covenant that was breached by Seller shall be deemed waived in full by Bedford to the extent such matter was expressly disclosed or included within any documents or reports delivered by Seller to Bedford, or otherwise obtained by Bedford prior to Close of Escrow. In no event shall Bedford be entitled to seek or obtain any damages of any kind, including, without limitation, compensatory, consequential, indirect or punitive damages from Seller.

     INITIALS: Seller: __/s/ DA___      Bedford: _/s/ DK_____

                                   ARTICLE 15
                               BROKER'S COMMISSION

Except as set forth herein, Seller and Bedford each represents and warrants to the other that it has not used any broker, agent, finder or other person in connection with the transaction contemplated hereby to whom a brokerage or other commission or fee may be payable, other than the Broker. Seller shall pay a commission to the Broker in accordance with the terms of a separate agreement. Bedford will pay a commission to Steve Fernandez, of CB Richard Ellis, Phoenix, Arizona pursuant to a separate agreement between them. Each party indemnifies and agrees to defend, protect and hold the other harmless from any claims resulting from the breach by the indemnifying party of the warranties and representations in this Section.

                                   ARTICLE 16
                               GENERAL PROVISIONS

      16.1 Notice. Any notice, request, demand, consent, approval or other communication (any of which is hereinafter called "Notice") provided or permitted under this Agreement shall be in writing, signed by the party giving such Notice, and shall be deemed to have been given: (a) upon hand delivery,
(b) one day after being deposited with Fed Ex or another reliable overnight courier service, (c) upon delivery if transmitted by facsimile, or (d) two days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

     If to Bedford:      Bedford Property Investors, Inc.
                    270 Lafayette Circle
                    Lafayette, CA 94549
                    Attn.:  Stephen M. Silla
                    Fax:  (925) 283-8480

     With a copy to:     Bedford Property Investors, Inc.
                    4636 East Elwood Street, Suite 1
                    Phoenix, AZ 85040
                    Attn.:  Henry Baldenegro
                    Fax:  (602) 921-3215

     and a copy to:      Bedford Property Investors, Inc.
                    270 Lafayette Circle
                    Lafayette, CA 94549
                    Attn.:  Dennis Klimmek
                    Fax:  (925) 283-8480

     If to Seller:       Dared 80, L.L.C.
                    Mr. David Allred
                                   11512 El Camino Real, Suite 100
                                   San Diego, California 92130
                                   Phone: (858) 793-0202
                    Fax: (858) 793-5363

     And a copy to       Dean J. Formanek, Esq.
                    Warner Angle Hallam Jackson & Formanek, PLC
                    3550 North Central Ave., Suite 1500
                    Phoenix, AZ 85012
                    Phone: (602) 264-7101
                    Fax: (602) 234-0419
                    E-Mail: dformanek@warnerangle.com

     If to Escrow Holder:     To the address set forth in Section 1.2.6.

      Any party may change its address for purpose of receipt of any such Notice by providing notice as set forth herein.

      16.2 Headings. The titles and headings of the various Articles and sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

      16.3 Severability. If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      16.4 Attorneys' Fees. If a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs, attorneys' fees and disbursements. Attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment. Such attorneys' fees obligation is intended to be severable from the other provision of this Agreement and to survive and not be merged into any such judgment.

      16.5 Integration. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified, amended or otherwise changed in any manner except by a writing executed by the party against whom enforcement is sought. All exhibits attached hereto are incorporated herein by reference.

      16.6 Successors and Assigns. This Agreement and all covenants, terms and provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.

      16.7 Assignment. Seller may not assign its rights hereunder without the prior written consent of Bedford. Bedford may assign Bedford's rights under this Agreement to any entity that is controlled or owned by Bedford (which entity shall be included in the term "Bedford" as used herein), so long as Bedford's obligations under this Agreement are not released. Any assignee shall expressly assume by written instrument all of Bedford's obligations arising under this Agreement, and Seller shall have no obligation to release Bedford of Bedford's liability under this Agreement upon any such assignment. Further, upon such assignment, any required notices to Bedford shall continue to be made only to Bedford at the addresses as set forth above or such changed addresses as Bedford may inform Seller pursuant to Section 16 and nothing shall require or obligate Seller to give any assignee of this Agreement any notice herein.

      16.8 Time of the Essence. Time is of the essence of every provision of this Agreement.

      16.9 Possession. Possession of the Property shall be delivered to Bedford on the Closing Date, subject to existing Leases.

      16.10 Construction. The parties acknowledge that with respect to the transactions contemplated herein: (a) each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto; (b) neither party has received from the other any accounting, tax, legal or other advice; and (c) each party has relied solely upon the advice of its own accounting, tax, legal and other advisor.

      16.11 Exclusivity. Seller agrees not to market the Property or show the Property to any other prospective purchasers or to negotiate for the placement of mortgage financing on the Property during the term of this Agreement.

      16.12 Survival. All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement shall survive the Closing Date and the recordation of the Deed for a period of one (1) year, except as may otherwise be limited herein.

     16.13 Confidentially and Publicity. Prior to Closing, the parties shall at all times keep this transaction and any documents received from each other confidential, except to the extent necessary to (a) comply with applicable law and regulations, or (b) carry out the obligations set forth in this Agreement. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party.

      16.14 Counterpart and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which when taken together shall constitute one agreement. Signatures received by facsimile transmission shall be of the same force and effect as original signatures.

      16.15 Governing Law. The laws of the State of Arizona shall govern this Agreement and any question arising hereunder shall be construed or determined according to such law.

      16.16 No Offer. The submittal of a draft of this Agreement, or the execution of this Agreement by either party, shall not constitute an offer. Neither party to this Agreement shall be bound to any of its terms until both parties have executed this Agreement and each party has received an original or facsimile signature copy.



                                   ARTICLE 17
                                  1031 EXCHANGE

     17.1 Each party hereto (the "Initiator") shall have the right to request the other party (the "Accommodator") to transact the purchase and sale of the Property, as provided in this Agreement, pursuant to a tax deferred plan of exchange (the "Exchange") in accordance with Section 1031 of the Internal Revenue Code, as amended (the "Code") or any similar provision of the Internal Revenue Code, including, but not limited to, Section 1033. The Initiator shall provide the Accommodator with copies of the documentation requested to be executed by the Accommodator and the description of the proposed exchange. The Accommodator shall have the right to reasonably approve the documentation for the purpose of determining whether or not the proposed Exchange would delay the Closing or expose the Accommodator to additional expense or liability. The Accommodator will execute any documents, and take any acts, reasonably required to effectuate the Exchange, whether on a concurrent or deferred basis (including through third party qualifying intermediary); provided that:

           17.1.1 The Accommodator shall not be required to incur any additional liability or expense in connection with participation in the Exchange.

           17.1.2 The Accommodator shall not be required to hold or otherwise acquire, or be on title to, any property other than the Property.

          17.1.3 The Accommodator shall not be required to execute any documents creating any liability on the part of the Accommodator.

            17.1.4 Accommodator makes no representation or warranty to Initiator that the Exchange will qualify for tax deferred or other tax treatment, whether pursuant to the Code or otherwise.

           17.1.5 The transaction contemplated by this Agreement shall not in any way be postponed for, or contingent upon, completion of the Exchange.

            17.1.6 Review costs for attorneys, accountants or other professionals, by either party relative to documents for an exchange requested by the other party, shall be deemed the sole cost and expense of the party retaining the attorney, accountant or other professional and need not be reimbursed pursuant to this Section.

           17.1.7 Notwithstanding an Exchange, the Initiator and Accommodator shall each remain liable for performance of this Agreement until the Closing occurs and the obligations of the parties therein, and no transfer of the interest of either the Initiator or Accommodator shall be effective until the Closing Date.

           17.1.8 The Initiator for any Exchange hereby agrees to indemnify and hold harmless the Accommodator from any additional liability or expense in connection with participation in the Exchange.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


BEDFORD:                            SELLER:

Bedford  Property  Investors,       Dared  80, L.L.C., a Delaware
Inc., a Maryland corporation        limited liability company

                                    By: Douglas  Allred  Company,
By:  /s/ Dennis Klimmek                 a California corporation
        Dennis Klimmek,
        Senior Vice President       Its: Managing Member


                                    By:  /s/ David Allred
                                    Name:  David Allred
                                    Its:       Executive     Vice
                                    President




                                   EXHIBIT "I"

          This Financial Agreement ("Agreement") with an Effective Date of July ___, 2002 is executed on the date hereinafter subscribed by and between BEDFORD PROPERTY INVESTORS, INC., a Maryland Corporation ("Bedford") and DARED 80, LLC a Delaware limited liability company ("Dared 80").

                            RECITALS

          A. On July ___, 2002 pursuant to that certain Purchase Agreement and Escrow Instructions dated July 17, 2002 (the "Purchase Agreement") Bedford purchased from Dared 80 approximately 15.46 acres of real property located at 4025 and 4121 East Cotton Center Boulevard in Maricopa County, Arizona, along with the buildings located thereon (hereinafter the "Property").

          B. Pursuant to the terms of the Purchase Agreement, Dared 80 agreed to enter into this Financial Agreement to provide certain payments to Bedford.

                           AGREEMENT

          NOW, THEREFORE, in consideration of the premises and other mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

     1.   Base Payments.  Commencing upon the Effective
Date hereof and ending on the date that is thirty-three (33) months after the Siemens Lease Commencement Date (the "Expiration Date") Dared 80 shall pay to Bedford, or its assigned designee the total sum of $77,149.52 (the "Base Payment") on a monthly basis on the first day of August 1, 2002 (which shall include an appropriate proration for any partial month) and continuing thereafter on the first day of each consecutive month.

     2. Base Payment Reductions. The Base Payment due hereunder shall be reduced from time to time by the following amounts, which reduction shall commence on the times indicated and continue thereafter through the Expiration Date.

     a. The Base Payment shall be reduced by $3,043.47 per month commencing with the payment to be made on November 1, 2002.

     b. On the Commencement Date under the Siemens Lease, the Base Payment shall be reduced by $21,120.00 per month (to be adjusted to an amount equal to $0.88 times the number of rentable square feet of the Property for which Siemens is initially obligated to pay Base Rent and Additional Rent under the Siemens
     Lease) representing the $0.60 Base Rent and $0.28 estimated Additional Rent per rentable square foot payable by Siemens prorated for any partial month.
     The estimated $0.28 Additional Rent shall be adjusted based upon actual Additional Rent calculations. The
     Commencement Date of the Siemens Lease is the later of
     (i) date of the substantial completion of the tenant
     (ii) improvements or (ii) November 1, 2002.

     c. The Base Payment shall be reduced by $8,400.00 (to be adjusted to an amount equal to $0.35 times the number of square foot on which Siemens initially pays rent pursuant to the Siemens Lease) per month on the date that the Siemens Base Rent increases from $0.60 to $0.95 per square foot pursuant to the Siemens
     Lease.

     d. The Base Payment shall be reduced by $27,907.00 per month commencing with the payment to be made on June 1, 2003 (the June 1, 2003 date to be adjusted if Caremark's Base Rent to Landlord under the Caremark Lease commences on a date other than June 1, 2002).

     e. The Base Payment shall be further reduced at such time as Siemens commences paying rent on any Additional Space beyond the initial space which it elects to lease under the terms of the Siemens Lease.
     The amount of each such reduction of Base Payment shall equal the additional amount of Base Rent to be paid to Bedford by Siemens with each exercise of Siemens right to lease some or all of the Property, plus $0.28 estimated Additional Rent per rentable square foot payable by Siemens prorated for any partial month. The estimated $0.28 Additional Rent shall be adjusted based upon actual Additional Rent calculations.

The monthly Base Payment schedule based upon the above will be as follows, assuming (i) the Closing occurs June 30, 2002; (ii) Siemens takes Additional Space only after 33 months; (iii) the Additional Rent for the Siemens Additional Space remains at $0.28 per foot; and (iv) the Siemens Lease Commencement Date is November 1, 2002. Bedford and Dared 80 hereby agree that the reduction in the Base Payment set forth in subsection 2 b. shall not commence until the date upon which Siemens commences paying its rent for the Siemens Initial Space.

     Date of Payment                                   Amount of Payment
     July 1, 2002                                    $77,149.52
     August 1, 2002                                        "
     September 1, 2002                                     "
     October 1, 2002                                      "
1    November 1, 2002 (BAX, Aether and Siemens Reductions)$52,986.05
2    December 1, 2002                                      "
3    January 1 2003                                        "
4    February 1, 2003                                      "
5    March 1, 2003                                         "
6    April 1, 2003                                         "
7                                                      May 1, 2003         "
8    June 1, 2003 (Caremark Reduction)               $25,079.05
9    July 1, 2003                                          "
10   August 1, 2003                                        "
11   September 1, 2003                                     "
12   October 1, 2003                                       "
13   November 1, 2003                                      "
14   December 1, 2003                                      "
15   January 1, 2004                                       "
16   February 1, 2004                                      "
17   March 1, 2004                                         "
18   April l, 2004                                         "
19   May 1, 2004                                           "
20   June 1, 2004                                          "
21   July 1, 2004                                          "
22   August 1, 2004                                        "
23   September 1, 2004                                     "
24   October 1, 2004                                       "
25   November 1, 2004 (Siemens Rent $.095)           $16,679.05
26   December 1, 2004                                      "
27   January 1, 2005                                       "
28   February 1, 2005                                      "
29   March 1, 2005                                         "
30   April 1, 2005                                         "
31   May 1, 2005                                           "
32   June 1, 2005                                          "
33   July 1, 2005                                          "

     TOTAL MAXIMUM PAYMENTS:  *                   $1,255,955.73

          3. Definitions. Terms and Definitions utilized herein shall have the same meanings as those defined in the Siemens Lease, unless the context requires otherwise.

          4. Holdback Escrow Agreement. The obligations of Dared 80 shall be secured pursuant to the provisions of Section 11.1.7 of the Purchase Agreement and the Holdback Escrow Agreement set forth as Exhibit M of the Purchase Agreement (the "Holdback Escrow Agreement").

          5. Notices. All notices and demands hereunder shall be in writing and shall be sent by United States certified mail, postage prepaid, addressed to the parties at the addresses set forth below, or to such other address as any party may, in writing, specify to the other:





          If to Bedford:      Bedford Property Investors, Inc.
                              270 Lafayette Circle
                              Lafayette, CA 94549
                              Attn.:  Stephen M. Silla
                              Fax:  (925) 283-8480

          With a copy to:     Bedford Property Investors, Inc.
                              4636 East Elwood Street, Suite 1
                              Phoenix, AZ 85040
                              Attn.:  Henry Baldenegro
                              Fax:  (602) 921-3215

                              and a copy to:Bedford Property Investors, Inc. 270 Lafayette Circle
                              Lafayette, CA 94549
                              Attn.:  Dennis Klimmek
                              Fax:  (925) 283-8480


                              If to Seller:            Dared 80, L.L.C.
                              Mr. David Allred
                              11512 El Camino Real, Suite 100
                              San Diego, California 92130
                              Phone: (858) 793-0202
                              Fax: (858) 793-5363

                              And a copy to            Dean J. Formanek, Esq.
                              Warner Angle Hallam Jackson & Formanek, PLC
                              3550 North Central Ave., Suite 1500
                              Phoenix, AZ 85012
                              Phone: (602) 264-7101
                              Fax: (602) 234-0419
                              E-Mail: dformanek@warnerangle.com

          6. Additional Instruments. The parties covenant and agree that they shall execute any further or additional instruments and that they shall perform any acts or give any further or additional assurances which are or may become necessary in order to effectuate and carry out the purposes of this Agreement.

          7. Attorney's Fees. In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover all expenses, including, but not limited to, reasonable attorney's fees.

          8. Construction. The language in all parts of this Agreement shall, in all cases, be construed as a whole according to its fair meaning and not strictly for nor against any party. The paragraph headings in this Agreement are for convenience only and are not to be construed as a part hereof or in any way defining, limiting or amplifying the provisions hereof. It is mutually agreed that in the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

          9. Entire Agreement. This Agreement, the Purchase Agreement and the Holdback Agreement constitute the entire agreement between the parties hereto, and no party shall be liable or bound to the other in any manner by any representations, covenants, warranties or guarantees, except as specifically set forth therein. This Agreement shall not be changed or modified except by an agreement in writing executed by both parties.

          10. Governing Law. This Agreement is intended to be performed in the State of Arizona and shall be construed and enforced in accordance with the laws of the State of Arizona.

          11. Binding Effect. The terms, conditions, provisions and undertakings of this Agreement shall be binding upon and inure to the benefit of each of the parties, their respective heirs, personal representatives, successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the ______ day of July, 2002.


                              BEDFORD PROPERTY INVESTORS, INC., a
                              Maryland corporation

                              BY: ____________________________________

                              ITS: ____________________________________


                              DARED 80, LLC, an Arizona limited liability company

                              DOUGLAS ALLRED COMPANY, a
                              California corporation, Managing Member


                              BY: ____________________________________
                                   DOUGLAS O. ALLRED, President






                                    EXHIBIT M

                            HOLDBACK ESCROW AGREEMENT

      This Holdback Escrow Agreement ("Holdback Agreement" or "Instructions") is
entered  into  this        day of                        , 2002 by and  between,
Dared 80, LLC, an Delaware limited liability company ("Seller") and Bedford Property Investors, Inc., a Maryland corporation ("Bedford"), and First American Title Insurance Company ("Escrow Holder").

RECITALS

     A. Seller and Bedford previously entered into that certain Purchase Agreement and Escrow Instructions dated July ___, 2002, ("Purchase Agreement") pursuant to which Seller is selling to Bedford certain real property located 4025 East Cotton Center Blvd. - Bldg. 1 and 4121 East Cotton Center Blvd. - Bldg. 2, Phoenix, Arizona ("Property").

     B. The Seller and Bedford agree that a portion of the Purchase Price will be held in a separate escrow account as security for the certain obligations of Seller as more fully set forth in Sections 11.1.5, 11.1.7, and 11.1.8 of the Purchase Agreement including, without limitation, unpaid income and tenant improvement obligations of Seller and other unperformed construction items that may be set forth by (i) the terms of the Lease dated ________________, naming Siemens as Tenant and Seller, as Landlord; (ii) the terms of the Lease dated ________________ naming Caremark as Tenant and Seller as Landlord (collectively the "Seller Obligations").

     C. This Holdback Agreement is being established for the purpose of having Escrow Holder receive the funds, apply and disburse payments and otherwise perform as provided herein, for the benefit of Seller and Bedford.

AGREEMENTS

     NOW, THEREFORE, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Seller, Bedford and Escrow Holder agree as follows:

1. Holdback Agreement Funds. Seller and Bedford hereby acknowledge and agree that the sum of $3,045,692.25 ("Holdback Monies"), which amount is mutually agreed upon by Bedford and Seller to be a reasonable estimation of the amount of Seller's obligations. Seller agrees to deposit said sum with Escrow Holder out of the Purchase Price funds at closing under the Purchase Agreement to be held and administered by Escrow Holder in accordance with the provisions hereof. Escrow Holder is hereby authorized and instructed to receive, deposit, hold and disburse the Holdback Monies pursuant to the terms and provisions of this Holdback Agreement.

2. Interest-Bearing Account. Escrow Holder shall place the Holdback Monies in an interest bearing, market interest or similar income account (the "Account") as hereinafter directed by Seller and Bedford, said Account to be designated as a separate account for the benefit of Seller and Bedford and segregated from the general funds of Escrow Holder or any other funds held for others by Escrow Holder. Said Account shall be made with one or more federally insured banks doing banking business in Arizona. Interest on the Holdback Monies shall be reported as earned by Seller but shall remain part of the Account until the completion of the Seller Obligations. Seller hereby grants Bedford a security interest in and to the Holdback Monies, to secure the Seller Obligations, and the Holdback Monies shall be deemed to be held by Bedford with Escrow Holder acting as Bedford's agent for such purpose.

3. Escrow Holder is instructed to disburse to Bedford portions of the Holdback Monies as requested in writing by Bedford, for the completion of the Seller Obligations with the balance of all Holdback Monies to be disbursed to Seller within three (3) business days after the completion of the Seller Obligations; such completion shall be reasonably agreed to by Bedford and Seller.

4. Prior to any payment, use, refund or reimbursement from the Holdback Monies, or any portion thereof, to or for the benefit of Bedford in accordance with these Instructions, Bedford shall give written Notice (the "Request Notice") to Escrow Holder and Seller of such request, claim or entitlement ("Request") and the basis and purpose thereof. Unless Seller objects to such Request by Notice in writing to Bedford and Escrow Holder within three (3) business days after receipt by Escrow Holder and Seller of the Request Notice, Escrow Holder shall disburse to or for the benefit of Bedford the amount so requested as stated in the Request Notice. If Seller has timely objected thereto, Escrow Holder shall not disburse the requested monies pending resolution of the conflicting claims or of any interpleader resulting therefrom.

5. Prior to any payment, use, refund or reimbursement from the Holdback Monies, or any portion thereof, Seller shall give written Notice (the "Request Notice") to Escrow Holder and Bedford of such request, claim or entitlement ("Request") and the basis and purpose thereof. Unless Bedford objects to such Request by Notice in writing to Seller and Escrow Holder within three (3) business days after receipt by Escrow Holder and Bedford of the giving of such notice, Escrow Holder shall disburse to or for the benefit of Seller the amount so requested as stated in the Request Notice. If Bedford has timely objected thereto, Escrow Holder shall not disburse the requested monies pending resolution of the conflicting claims or of any interpleader resulting therefrom.

6.    Bedford and Seller authorize Escrow Holder, after expiration of the  three
(3) day periods in Paragraphs 4 and 5 above without objection from another party hereto, to act and rely upon the Request and the instructions of Bedford and Seller.

7. Disbursement of any funds may be made by wire transfer or by checks of Escrow Holder from the Account. Escrow Holder shall be under no obligation to disburse any funds represented by check or by draft, and no check or draft shall be payment to Escrow Holder in compliance with any requirements of the party giving said check or draft, until it is advised by the bank which issued such check or draft that such check or draft has been honored, unless Escrow Holder specifically agrees in writing to accept liability for the sufficiency thereof.

8. Seller and Bedford authorize Escrow Holder, in the event any conflicting Request or demand is made upon Escrow Holder concerning these Instructions or the Holdback Monies, or in the event of any objection by Bedford or Seller to a Request received from the other, as provided in Paragraphs 4 and 5 above, to hold any money and documents deposited pursuant to these Instructions, until a final decision pursuant to binding arbitration conduct in accordance with Paragraph 14 below has determined the rights of Bedford and Seller, or to interplead said parties, monies or documents. Deposit by Escrow Holder of said monies or documents, after deducting therefrom its reasonable charges, expenses and attorneys' fees incurred in connection with any such arbitration, shall relieve Escrow Holder of all further liability and responsibility, save and except any liability or responsibility arising from Escrow Holder's negligence or willful misconduct.

9. Bedford and Seller shall deliver to Escrow Holder all documents, and do or cause to be done all other things necessary, in the reasonable judgment of Escrow Holder, to enable it to comply with these Instructions.

10. Bedford and Seller, except for Escrow Holder's negligence or willful misconduct, will indemnify and save harmless Escrow Holder against all reasonable costs, damages, attorneys' fees, expert witness fees, expenses and liabilities as determined by a court and not by a jury, which Escrow Holder may incur or sustain in connection with these Instructions or any court action arising therefrom, and will pay the same upon demand.

11. Bedford and Seller agree and direct that no notice of any amendment or change and no change in these Instructions shall be of effect unless given in writing and accepted by Escrow Holder, and signed by both Bedford and Seller, and that these Instructions together with any subsequent instructions given mutually by Bedford and Seller to Escrow Holder in connection herewith, shall constitute the complete Instructions, notwithstanding any agreement which Bedford or Seller may have concerning the Holdback Monies or any documents or other monies deposited with Escrow Holder.

12. Escrow Holder may destroy its file and contents therein three (3) years after the date of the final disbursement of funds from the Holdback Monies in accordance herewith. No action against Escrow Holder arising under these Instructions shall be commenced more than three (3) years from the date of the occurrence of the act or matter upon which the cause of action is predicated.

13. If Escrow Holder is unable or unwilling in its sole discretion to comply with these Instructions for any reason and without specific cause, Escrow Holder is entitled to resign upon written notice of resignation mailed to the parties at least twenty (20) days prior to the effective date of such resignation, at which time Escrow Holder is directed to pay the balance of the Holdback Monies and any other funds then held by Escrow Holder, and deliver any documents held by Escrow Holder, to the party entitled to same, or to interplead any said funds and documents in accordance with the provisions herein.

14. Bedford shall deposit into the Escrow the release of restrictions contemplated in Section 7.3 of the Purchase Agreement within ten business days after Seller provides said release to Bedford. Prior to any recordation of the release of restrictions, Seller shall give a Request Notice to Escrow Holder and Bedford of Seller's request to record the release of restrictions ("Request") and the basis and purpose thereof. Unless Bedford objects to such Request by Notice in writing to Seller and Escrow Holder within ten (10) business days after receipt by Escrow Holder and Bedford of the giving of such notice, Escrow Holder shall record the release of restrictions. If Bedford has timely objected thereto, Escrow Holder shall not record the release of restrictions pending resolution of the conflicting claims.

15. All notices, demands, requests and other communications ("Notice") required or permitted under these Instructions shall be made in writing, signed by the party making the same, and shall be deemed given or made (i) on the date delivered if delivered in person; (ii) on the date of the day after delivery to a reputable overnight courier for delivery to the party to receive such Notice, fees prepaid; (iii) upon transmission by facsimile if receipt is confirmed by telephone; or (iv) five (5) days after it is deposited in the U.S. mail for registered or certified mailing, return receipt requested and marked for delivery to addressee only, if mailed with postage and other fees prepaid, addressed to the party to whom such Notice is directed at the following addresses:

     To Bedford:         Bedford Property Investors, Inc.
                    270 Lafayette Circle
                    Lafayette, CA 94549
                    Attn.:  Stephen M. Silla
                    Telephone: 925-299-4203
                    Fax:  925-283-8480

     With a copy to:     Bedford Property Investors, Inc.
                    4636 East Elwood Street, Suite 1
                    Phoenix, AZ 85040
                    Attn.:  Henry Baldenegro
                    Telephone: _________________
                    Fax:  (602) 921-3215

     And a copy to:      Bedford Property Investors, Inc.
                    270 Lafayette Circle
                    Lafayette, CA 94549
                    Attn.:  Dennis Klimmek
                    Telephone: 925-299-4252
                    Fax:  925-283-8480

     If to Seller:       Dared 80, L.L.C.
                    Mr. David Allred
                                   11512 El Camino Real, Suite 100
                                   San Diego, California 92130
                                   Phone: (858) 793-0202
                    Fax: (858) 793-5363

     And a copy to       Dean J. Formanek, Esq.
                    Warner Angle Hallam Jackson & Formanek, PLC
                    3550 North Central Ave., Suite 1500
                    Phoenix, AZ 85012
                    Phone: (602) 264-7101
                    Fax: (602) 234-0419
                    E-Mail: dformanek@warnerangle.com

     To Escrow Holder:   First American Title Insurance Company
                    4801 E. Washington Street, Suite 130
                    Phoenix, AZ  85034
                    Attention: Carol Peterson
                    Phone: (602) 685-7560
                    Fax: (602) 685-7580
                    Escrow No. 201-800-1414550

16. Any dispute or controversy arising among the parties to this Holdback Agreement involving the construction or application of any of the terms, provisions or conditions of this Holdback Agreement shall, on the written request of any party served on the other parties in accordance with Paragraph 15, be submitted to binding arbitration. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO A JURY TRIAL. Arbitration shall comply with and be governed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration will be conducted only in Phoenix, Arizona, before a panel of three arbitrators selected by the Parties or, if they are unable to agree on an arbitrator, before three arbitrators selected by the AAA. The arbitrator shall have full authority to order relief available under this Holdback Agreement or applicable law but shall have no authority to add to, detract from, change or amend the terms of this Holdback Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrator will be final and binding, and judgment on the award by the arbitrator may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE.

17. In the event of any conflict between the provisions of this Holdback Escrow Agreement and the Purchase Agreement, or in the event of any inconsistencies or ambiguities, the terms of the Purchase Agreement shall prevail. This Holdback Agreement does not alter any obligations of Seller found in the Purchase Agreement.

18. These Instructions may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which together will constitute one binding agreement and Escrow Instructions.

19. Capitalized terms used herein and not defined herein shall have the meaning given to them in the Purchase Agreement.

In witness whereof, the parties have executed this Holdback Agreement as of the date first above written.


BEDFORD:

Bedford Property Investors, Inc., a Maryland corporation

By:

Its:



ESCROW HOLDER:
First American Title Insurance Company


By:

Its:


SELLER:

Dared 80, LLC, an Delaware limited liability company

By:  Douglas Allred Company, a   California corporation, its Managing
     Member


By:
     David Allred, Executive Vice  President